EXHIBIT 4.6
PROMISSORY NOTE AGREEMENT

Individual to Corporation

This Loan Agreement made this April 12, 2010 between Integrated Environmental Technologies, Ltd., a corporation duly organized under the laws of Nevada with principal offices at 4235 Commerce Street Little River, South Carolina 29566 (Borrower), and Ian L. Erdos, as Trustee of the RHI Family Trust, whose office is at 4730 N. Leamington, Chicago, Illinois 60630 (Lender).

ARTICLE I.

1.01 Defined Terms. As used in this Agreement, the following terms have the following meanings (terms that are defined in the singular have the same meaning if used in the plural and vice versa):

Affiliate means any person (a) who directly or indirectly controls Borrower or is controlled by Borrower, or is under common control with Borrower or a Subsidiary   or (b) who directly or indirectly beneficially owns or holds (i) 5 percent or more of any class of Borrower's or a Subsidiary's voting stock or (ii) 5 percent of the voting stock that is directly or indirectly beneficially held by Borrower or a Subsidiary. The term "control" means the ability, directly or indirectly, to direct the management and policies of a Person, whether through the ownership of securities, by contract, or otherwise.

Agreement means this Loan Agreement as modified, supplemented, or amended from time to time.

Business Day means any day other than a Saturday, Sunday, or other day on which commercial Lenders in Illinois are authorized or required to close under the laws of that state.

Capital Lease means all leases that have been or should be capitalized in accordance with generally accepted accounting principles (GAAP).

Code means the Internal Revenue Code of 1986, as amended from time to time together with the regulations, rulings, and other interpretations thereof that are published by the Internal Revenue Service.

Collateral means all property that is subject to the Lien granted by the Security Agreement.

Commitment means Lender's obligation to make loans to Borrower in accordance with Section 2.01 of the Agreement.

Commonly Controlled Entity means an entity, whether or not incorporated, that is under common control with Borrower within the meaning of Section 414(b) or 414(c) of the Code.

Debt means (a) liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other such instruments; (c) obligations for the unpaid purchase price of property or services, including obligations incurred in the normal course of business; (d) obligations as lessee under Capital Leases; (e) current liabilities arising from unfunded vested benefits under Plans covered by the Employment Retirement Income Security Act of 1974 (ERISA); (f) obligations under letters of credit; (g) obligations under acceptance facilities; (h) all guaranties, endorsements (other than   for collection or deposit in the normal course of business); (i) any other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to insure a creditor against loss; and (j) obligations secured by any Liens, regardless of whether the obligations have been assumed.

Default means any of the events set out in Section 8.01 of this Agreement, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition has been given.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and U.S. Department of Labor's regulations and   published interpretations thereof.

Event of Default means any of the events set out in Section 8.01 of this Agreement, provided that any requirement for the giving of notice, the lapse of time,  or both, or any other condition has been satisfied.

GAAP means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board.

Guarantor means the party who will guarantee payment of the sums loaned pursuant to this Agreement.

Guaranty means the guaranty in substantially the form annexed hereto as Exhibit    A [omitted] that will be delivered to Lender by Guarantor pursuant to the provisions of this Agreement.

Lien means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature (including without limitation, any conditional sale   or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement  under the Uniform Commercial Code (UCC) or comparable law of any jurisdiction to evidence any of the foregoing).

Loan has the meaning given to that term by Section 2.01 of this Agreement.

Loan Document means any agreement executed or tendered in connection with   the transfer of any funds from lender to Borrower, including but not limited to this Agreement, another Note, Security Agreement, and Guaranty.

Multi-Employer Plan means a plan described in Section 4001(a)(3) of ERISA.

Note has the meaning given to that term by Section 2.03 of this Agreement.

PBGC means the Pension Benefit Guaranty Corporation or entity succeeding to any or all of its functions under ERISA.

Person means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or any other entity regardless of its nature.

Plan means any pension plan that is covered by Title VI of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an employer as defined in Section 3(5) of ERISA.

Rate or Prime Rate means the rate of charged day to day by Fidelity Investments   as its Margin Base Rate plus 3.25%.

Principal Office means Lender's office at 4730 North Leamington Avenue,   Chicago, Illinois 60630.

Prohibited Transaction means any transaction set forth in Section 406 of ERISA   or Section 4975 of the Code.

Reportable Event means any of the events set forth in Section 4043 of ERISA.

Security Agreement means any type of Security Agreement requested by Lender    to be executed and delivered by Borrower to Lender.

Subsidiary means, as to Borrower, a corporation of whose shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or managers of such corporation are at the time owned, directly or indirectly, through one or more intermediaries, or both, by Borrower.

1.02 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistent with those applied  in the preparation of the financial statement referred to in Section 4.04 of this Agreement, and all financial data submitted pursuant to this Agreement shall be  prepared in accordance with such principles.

ARTICLE II.

2.01 Term Loan. Lender, on the terms and conditions hereinafter set forth, will make a loan (Loan) to Borrower on the day of this Agreement in the principal amount of Two Hundred Fifty Thousand and 00/100 dollars ($250,000.00).

2.02 Interest. Borrower shall pay interest to Lender on the outstanding and unpaid principal amount of the Loan at a per annum rate equal to the base margin rate charged by Fidelity Investments plus 3.25%, currently at the overall rate of 9.825%.  Any change in the interest rate resulting from a change in the Fidelity Margin Base Rate shall become effective as of the opening of business on the day on which such change in the Fidelity Margin Base Rate shall become effective. Interest shall be calculated on the basis of a year of 360 days from the actual number of days elapsed.  Interest shall be paid in immediately available funds on the first day of each month and at maturity at the Principal Office. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate that shall be ten percent (10%) above the rate that would otherwise be applicable.

2.03 Term Note. Borrower's obligation to repay the Loan shall be evidenced by its promissory note (Note) in substantially the form annexed hereto as Exhibit C [omitted] with blanks appropriately filled in and payable to the order of Lender. The Note shall be dated the date of this Agreement, and the principal of the Loan shall be repaid in six (6) consecutive monthly installments, the amount of which may vary as the amount of days in a month varies and as the interest rate may adjust. The first installment shall be due on May 1, 2010, with subsequent installments on the first date of each month thereafter to and including November 1, 2010 at which time, said last payment being due on November 1, 2010 shall be a balloon payment and shall be for the full principal and all accrued interest needed to repay the unpaid principal amount of the Loan in full.

2.04 Prepayments. Borrower may, upon at least three (3) Business Days' notice to Lender, prepay the Note in whole or in part with accrued interest to the date of such prepayment on the amount of prepaid.

2.05 Method of Payment. Borrower shall make each payment under this Agreement and under the Note not later than five pm central standard time (5p.m.) on the date when due in lawful money of the United States to Lender at its Principal Office in immediately available funds. Borrower hereby authorizes Lender, if and to the extent payment is not made when due under this Agreement and under the Note, to charge from time to time against any account of Borrower with Lender any amount so due. Whenever any payment to be made under this Agreement or under the Note is stated to be made on other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest.

2.06 Use of Proceeds of Loan. The proceeds of the Loan shall be used by Borrower for the following purpose: to remodel and build out its factory and build up its production capability. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose that violates or is inconsistent with Regulation X of the Board of Governors of the Federal Reserve System.

2.07 Closing Fee. Borrower shall pay a non-refundable closing fee (the "Closing Fee") to Lender in the amount $2,500, plus all costs associated with flight costs, rental car charges, hotel charges and meal costs for Ian L. Erdos to come to Borrower on April 11 through April 13, 2010. Further, Lender, simultaneous with the funding of the loan and as part of the Closing Fee by Lender, Borrower shall issue to Lender 150,000 stock warrants to be exercisable by Lender at the amount of $0.60 per share through December 31, 2010, and at the rate of $1.00 thereafter through June 2011. These warrants are deemed paid for as they are part of the Closing Fee and as additional consideration to Company, Lender shall and has paid Borrower a sum of $150 as and for consideration being equal to 1/100th of a cent for each warrant. The warrants shall be issued as a condition of this Agreement and as a part of the payment for the Closing Fee.

ARTICLE III.

3.01 Condition Precedent to the Loan. The obligation of Lender to make the Loan to Borrower is subject to the condition precedent that Lender shall have received on or before the date of the Loan each of the following in form and substance satisfactory to Lender:

a. The Note. The Note duly executed by Borrower.

b. Security Agreement. A Security Agreement, duly executed by Borrower, together with (i) acknowledging copies of the financing statements (Form UCC-l)   duly filed under the UCC in all jurisdictions necessary of, and, in the opinion of  Lender, desirable to perfect the security interest created by the Security Agreement  and (ii) certified copies of Requests for Copies or Information (Form UCC-11) identifying all the financing statements on file with respect to Borrower in all jurisdictions referred to in (i), above, including the Financing Statement filed by Lender against Borrower, indicating that no party claims an interest in any of the Collateral.  THESE MAY BE SENT TO BORROWER AFTER ISSUANCE OF THE LOAN FOR EXECUTION AND RECORDING.

c. Corporate Action by Borrower. Copies of all corporate action taken by Borrower, certified as of the date of this Agreement, including resolutions of Borrower's board of directors authorizing the execution, delivery, and performance of the Loan Documents to which Borrower is a party and each other document to be delivered pursuant to this Agreement.

d. Incumbency and Signature Certificate of Borrower. Borrower's Secretary's certificate, dated as of the date of this Agreement, certifying the names and   signatures of the officers of Borrower who are authorized to sign the Loan  Documents to which Borrower is a party and each other document to be delivered by Borrower pursuant to this Agreement.

e. Guaranty. A Guaranty duly executed by Guarantor.

f. Evidence of Corporate Action Taken by Guarantor. Copies of all corporate action taken by Guarantor, certified as of the date of this Agreement, including resolutions of Guarantor's board of directors authorizing the execution, delivery, and performance of the Guaranty.

g. Incumbency and Signature Certificate of Guarantor. Guarantor's Secretary's certificate, dated as of the date of this Agreement, certifying the names and   signatures of the officers of Guarantor who are authorized to sign the Guaranty.

h. Officer's Certificate. The following statements shall be true, and Lender shall have received a certificate signed by a duly authorized officer of Borrower dated as   of the date of this Agreement, stating that (i) the representations and warranties contained in Article IV of this Agreement, in Section  of the Security Agreement and in Section  of the Guaranty, are correct on and as of the date of this Agreement and (ii) no Default or Event of Default has occurred and is continuing or would result from the Loan.

k.  Additional Documentation.  Lender shall receive such other approvals, opinions, or documents as Lender reasonably requests from time to time.

Article IV.

4.01 Borrower's Incorporation, Good Standing, and Qualification. Borrower, its subsidiaries, and Guarantor each (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has the corporate power and the authority to own its assets and to transact the business in which it is presently engaged or proposes to be engaged; and (c) is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

4.02 Corporate Power and Authority. The execution, delivery, and performance by Borrower and Guarantor of the Loan Documents to which each is a party have been  duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of the shareholders of such corporation; (b) contravene such corporation's charter or bylaws; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation; (d) result in a breach of or constitute a default under any indenture, loan, or credit agreement or any other agreement, lease, or instrument to which such corporation is a party or by which it or its properties may be bound or affected; (e) result in or require the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation; and (f) cause such corporation to be in default under any such law, rule, regulation, writ, judgment, injunction, decree, determination, or award, or any such indenture, agreement, lease, or instrument.

4.03 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid, and binding obligations of Borrower or Guarantor, as the case may be, enforceable against Borrower or Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors' rights generally.

4.04 Financial Statements. The balance sheet of Borrower and its Subsidiaries as at April 1, 2010 and the related statements of income and retained earnings of Borrower and its Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of Borrowers independent certified public accountants, and the interim balance sheet of Borrower and its Subsidiaries as at April  1, 2010 statement of income and retained earnings for the 3 and 12 month period then ended, copies of which have been furnished to Lender, are complete and correct and fairly present the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to yearend adjustments in the case of the interim financial statements), and, since said dates there has been no material adverse change in the condition (financial or otherwise), business, or operations of Borrower or any Subsidiary. There are no liabilities of Borrower or any Subsidiary, fixed or contingent, that are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since April 1, 2010. No information, exhibit, or report furnished by Borrower to Lender in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

4.05 Labor Disputes and Acts of God.  Neither Borrower's business or properties nor those of any Subsidiary or of Guarantor are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) materially and adversely affecting such business or properties or the operation of Borrower or such Subsidiary or Guarantor.

4.06 Other Agreements. Neither Borrower nor any Subsidiary nor Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or is subject to any charter or corporate restriction that could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower or any Subsidiary or Guarantor, or on the ability of Borrower or Guarantor to carry out its obligations under the Loan Documents to which it is a party. Neither Borrower nor any Subsidiary nor Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

4.07 Litigation. There is no pending or threatened action or proceeding against or affecting Borrower or any of its Subsidiaries or Guarantor before any court, governmental agency, or arbitrator, that may, in any one case or in the aggregate, materially aversely affect the financial condition, operations, properties, or business of Borrower or any Subsidiary or Guarantor or the ability of Borrower or Guarantor to perform its obligation under the Loan Documents to which it is a party.

4.08 No Defaults on Outstanding Judgments or Orders. Borrower and its Subsidiaries and Guarantor have satisfied all judgments, and neither Borrower nor any Subsidiary nor Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality,  domestic or foreign.

4.09 Ownership and Liens. Borrower and each Subsidiary have title to, or valid leasehold interests in, all of their properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred  to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by Borrower or any  Subsidiary and none of their leasehold interests is subject to any Lien, except such as maybe permitted pursuant to Section 6.01 of this Agreement.

4.10 Subsidiaries and Ownership of Stock. All of the outstanding capital stock of Borrower and any Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by Borrower free and clear of all Liens.

4.11 ERISA.  Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no  notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist that constitute grounds entitling the PBGC to institute proceedings  to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multi-Employer Plan; Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

4.12 Operation of Business. Borrower and its Subsidiaries and Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and Borrower and its Subsidiaries and Guarantor  are not in violation of any valid rights of others with respect to any of the foregoing.

4.13 Taxes. Borrower and each of its Subsidiaries and Guarantor have filed all tax returns (federal, state, and local) required to be filed and have paid all taxes, assessments, and governmental charges and levies thereon to be due, including interest and penalties. The federal income tax liabilities of Borrower and its Subsidiaries have been audited by the Internal Revenue Service and have been finally determined and satisfied for all taxable years up to and including the taxable year ended December 31, 2009.

4.14 Debt. If Lender requests, Borrower will, within 5 days, supply to Lender a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases, and other investments, agreements, and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which Borrower or any Subsidiary is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor.

4.15 Environment. Borrower and each Subsidiary have duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, and other facilities are in compliance with, the provisions of all federal, state, and local environmental, health, and safety laws, codes, and ordinances, and all rules and regulations promulgated thereunder. Borrower and each Subsidiary have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and  approvals relating to (a) air emissions; (b) discharges to surface water or groundwater; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance, and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); and (f) other environmental, health, or safety matters. A true, accurate, and complete list of all such permits, licenses, certificates, and approvals is annexed hereto as Exhibit H [omitted]. Neither Borrower nor any Subsidiary has received notice of, or knows of or suspects, facts that might constitute  any violations of any federal, state, or local environmental, health, or safety laws, codes,  or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities.  Except in accordance with a valid governmental permit, license, certificate, or approval listed in Exhibit H, there has been no emission, spill, release, or discharge into or upon (a) the air; (b) soils, or any improvements located thereon; (c) surface water or groundwater; or (d) the sewer, septic system or waste treatment, storage or disposal systems servicing the premises of any toxic or hazardous substances or wastes at or  from the premises; and, accordingly (except for the inventory of raw materials, supplies, work in progress, and finished goods listed in Exhibit I [omitted] annexed hereto that is to be used or sold in the ordinary course of business), Borrower's premises and those of its Subsidiaries are free of all such toxic or hazardous substances or wastes. There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to (a) air emissions; (b) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or waste; or (f)  other environmental, health, or safety matters affecting Borrower or its business, operations, assets, equipment, property, leaseholds, or other facilities. Neither Borrower nor its Subsidiaries have any indebtedness, obligation, or liability, absolute or  contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal) that is not shown on Exhibit L Set forth in Exhibit J [omitted] annexed hereto is a list of all real property owned or leased by Borrower and its Subsidiaries at any time since [date], wherever located, and a brief description of the business conducted at such location.

ARTICLE V.

So long as the Note shall remain unpaid, Borrower will:

5.01 Maintenance of Existence. Preserve and maintain, and cause each Subsidiary  to preserve and maintain, its corporate existence and good standing in the jurisdiction of  its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

5.02 Maintenance of Records. Keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance  with GAAP consistently applied, reflecting all Borrower's financial transactions and those of its Subsidiaries.

5.03 Maintenance of Properties. Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.04 Conduct of Business. Continue, and cause each Subsidiary to continue, to engage in an efficient and economical manner in a business of the same general type as now conducted by it on the date of this Agreement.

5.05 Maintenance of Insurance. Maintain, and cause each Subsidiary to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in  the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

5.06 Compliance With Laws. Comply, and cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying all taxes, assessments, and governmental charges imposed upon it or upon its property before the same become delinquent.

5.07 Right of Inspection. At any reasonable time and from time to time, permit Lender or any agent or representative of Lender to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of Borrower and any Subsidiary with any of their respective officers and directors and Borrower's independent accountants.

5.08 Reporting Requirements. As Borrower is a publicly traded company, no additional requirements for reporting to Lender are imposed, but Borrower must forward a copy of all reports filed with the SEC.

a. Certificate of No Default. Within 5 days after the end of each of the quarters of each fiscal year of Borrower, a certificate of the chief financial officer of Borrower  (i) certifying that to the best of that officer's knowledge, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that is proposed to be taken with respect thereto and (ii) with computations demonstrating compliance with the covenants contained in Article VII;

b. Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary that, if determined adversely to Borrower or such Subsidiary, could have a material adverse effect on the financial condition,  properties, or operations of the Borrower or such Subsidiary;

c. Notice of Defaults and Events of Default. As soon as possible and in any event within 5 days after the occurrence of each Default or Event of Default, a  written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by Borrower with respect thereto;

d. Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section 5.08;

e. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as Lender may from time to time reasonably request.

5.09 Environment. Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes, and ordinances, and all rules and regulations issued thereunder; notify Lender immediately of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records  pertaining thereto; and, at Lender's request and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to  Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.

ARTICLE VI.

So long as the Note shall remain unpaid, Borrower will not:

6.01 Liens. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

a. Liens in favor of Lender;

b. Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

c. Liens imposed by law, such as mechanics', material suppliers', landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business that are not past due for more than [number] days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

d. Liens under workers' compensation, unemployment insurance, social security, or similar legislation;

e. Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

f. Judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

g. Easements, rights-of-way, restrictions, and other similar encumbrances that, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

h. Liens securing obligations of a Subsidiary to Borrower or another Subsidiary; and

i. Purchase-money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease, provided that

i. Any property subject to any of the foregoing is acquired by Borrower or any Subsidiary in the ordinary course of its respective business and the Lien on any  such property attaches to such asset concurrently or within 5 days after the acquisition thereof;

ii. Each such Lien shall attach only to the property so acquired and fixed improvements thereon;

iii. The Debt secured by such Lien is permitted by the provisions of Section 6.02, and the related expenditure is permitted under Section 7.03.

6.02 Debt. Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Debt, except:

a. Debt of Borrower under this Agreement or the Note;

b. Debt described in Exhibit K [omitted] annexed hereto, but no voluntary prepayments, renewals, extensions, or refinancings thereof;

c. Debt of Borrower subordinated on terms satisfactory to Lender to Borrower's obligations under this Agreement and the Note;

d. Debt of Borrower to any Subsidiary or of any Subsidiary to Borrower or another Subsidiary;

e. Accounts payable to trade creditors for goods or services that are not aged more than 30 days from the billing date and current operating liabilities (other than for borrowed money) that are not more than 5 days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings;

6.03 Mergers, etc. Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquired all or substantially all of the assets or the business of any Person, or permit any Subsidiary to do so, except that (a) any Subsidiary may merge into or transfer assets to Borrower and (b) any Subsidiary may merge into or consolidate with or transfer assets to any other Subsidiary.

6.04 Leases. Create, incur, assume, or allow to exist, or permit any Subsidiary to create, incur, assume, or allow to exist, any obligation as lessee for the rental or hire of any real or personal property, except:  (a) Capital Leases permitted under Section 6.01(j); (b) leases existing on the date of this Agreement and any extensions or renewals thereof; (c) leases (other than Capital Leases) that do not in the aggregate require Borrower and its Subsidiaries on a consolidated basis to make payments (including  taxes, insurance, maintenance, and similar expenses that Borrower or any Subsidiary is required to pay under the terms of any lease); and (d) leases between Borrower and any Subsidiary or between any Subsidiaries.

6.05 Sale and Leaseback. Sell, transfer, or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

6.06 Dividends. Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of Borrower's capital stock now or hereafter  outstanding; or make any distribution of assets to Borrower's stockholders as such whether in cash, assets, or obligations of Borrower; or allocate or otherwise set apart  any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any shares of Borrower's capital stock; or make any other distribution by reduction of capital or otherwise in respect of any shares of Borrower's capital stock; or permit any of Borrower's Subsidiaries to purchase or otherwise acquire for value any stock of Borrower or another Subsidiary, except that Borrower (a) may declare and deliver dividends and make distributions payable solely in common stock of Borrower and (b) may purchase or otherwise acquire shares of Borrower's capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of Borrower's capital stock.

6.07 Sale of Assets. Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of Subsidiaries, receivables, and leasehold interests), except: (a) inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) assets that any Subsidiary may sell, lease, assign, or otherwise transfer to Borrower.

6.08 Investments. Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person, except: (a) direct obligations of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial Lender; and (d) stock, obligations, or securities received in settlement of debts (created in the ordinary course of business) owing to Borrower or  any Subsidiary.

6.09 Guaranties, etc. Assume, guaranty, indorse, or otherwise be or become directly  or contingently responsible or liable, or permit any Subsidiary to assume, guaranty, indorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations   of any Person, except guaranties by indorsement of negotiable instruments for deposits  or collection or similar transactions in the ordinary course of business.

6.10 Transactions With Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the  reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than would obtain in  a comparable arm's-length transaction with a Person not an Affiliate.

ARTICLE VII. (Deleted.)

ARTICLE VIII.

8.01 Events of Default. If any of the following events shall occur:

a. Borrower should fail to pay the principal of, or interest on, the Note, or any fee, as and when due and payable;

b. Any representation or warranty made or deemed made by Borrower in this Agreement or the Security Agreement or by Guarantor in the Guaranty or that is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

c. Borrower or Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, VI, or VII hereof;

d. Borrower or any of its Subsidiaries or Guarantor shall (i) fail to pay any indebtedness for borrowed money (other than the Note) of Borrower or such Subsidiary or Guarantor, as the case may be, or any interest or premium thereon,  when due (whether by scheduled maturity, required prepayment, acceleration,  demand, or otherwise), or (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness, or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

e. Borrower or any of its Subsidiaries or Guarantor (i) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or  trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt,   dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter  in effect; or (iv) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made, and that remains undismissed for a period of [number] days or more; or (v) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or  order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (vi) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of 10 days or more;

f. One or more judgments, decrees, or orders for the payment of money shall be rendered against Borrower or any of its Subsidiaries, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of 10consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

g. The Security Agreement shall at any time after its execution and delivery and for any reason no longer (i) create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Agreement or (ii) be in full force and effect or shall be declared null and void, or the validity or  enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under the Security Agreement, or Borrower shall  fail to perform any of its obligations under the Security Agreement;

h. The Guaranty shall at any time after its execution and delivery and for any reason no longer be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Guarantor or Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty;

i. Any of the following events shall occur or exist with respect to Borrower and any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multi-Employer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be  filed, or a Plan shall be terminated; or circumstances shall exist that constitute  grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions, if any, could subject Borrower to any   tax, penalty, or other liability that in the aggregate may exceed Fifty Thousand  Dollars ($50,000); or

j. If Lender receives its first notice of a hazardous discharge or an environmental complaint from a source other than Borrower, and Lender does not receive notice (which may be given in oral form, provided same is followed with all due dispatch  by written notice given by certified mail, return receipt requested) of such hazardous discharge or environmental complaint from Borrower within twenty-four (24) hours  of the time Lender first receives said notice from a source other than Borrower; or if any federal, state, or local agency asserts or creates a Lien upon any or all of the assets, equipment, property, leaseholds, or other facilities of Borrower by reason of  the occurrence of a hazardous discharge or an environmental complaint; or if any federal, state, or local agency asserts a claim against Borrower and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within five (5) Business Days of the occurrence giving rise to the claim, (i) Borrower can prove to Lender's satisfaction  that Borrower has commenced and is diligently pursuing either: (A) a cure or correction of the event that constitutes the basis for the claim, and continues  diligently to pursue such cure or correction to completion or (B) proceedings for an injunction, a restraining order, or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within ten (10) Business Days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal; and (ii) in either of  the foregoing events, Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to both Lender and the agency or entity asserting the claim to secure the proper and complete cure or correction of the event that constitutes the basis for the claim; then, in any event set out in Sections 8.01(a) through 8.01(j), Lender may, by notice to Borrower, declare the Note, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest, and all such amounts shall become  and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or the Note or any other Loan Document, regardless of whether or not Lender shall have made any demand under this Agreement or the Note or such other Loan Document and although such obligations may be unmatured. Lender will promptly notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section 8.01 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that Lender may have.

ARTICLE IX.

9.01 Amendments, etc. No amendment, modification, termination, or waiver of any provision of any Loan Document to which Borrower is a party, nor consent to any departure by Borrower from any Loan Document to which Borrower is a party, shall in any event be effective unless the same shall be in writing and signed by Lender, and  then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02 Notices, etc. All notices and other communications provided for under this Agreement and under the other Loan Documents to which Borrower is a party shall be  in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or delivered, if to Borrower, at 4235 Commerce Street Little River, South Carolina 29566, Attention: William E. Prince, and if to Lender, at 4730 North Leamington Avenue, Chicago, Illinois 60630 Attention: Ian L. Erdos; or, as to each  party, at such other address as shall be designated by such party in a written notice to   the other party complying as to delivery with the terms of this Section 9.02. Except as otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or sent, answerback received, respectively, addressed as aforesaid, except that notices to Lender pursuant to the provisions of Article II shall not be effective until received by Lender.

9.03 No Waiver. No failure or delay on the part of Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further  exercise thereof or the exercise of any other right, power, or remedy hereunder.  The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

9.04 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under any Loan Document to  which Borrower is a party without the prior written consent of Lender.

9.05 Costs, Expenses, and Taxes. Borrower agrees to pay on demand all costs and expenses incurred by Lender in connection with the preparation, execution, delivery, filing, and administration of the Loan Documents, and of any amendment, modification, or supplement to the Loan Documents, including, without limitation, the fees and out of-pocket expenses of counsel for Lender incurred in connection with advising Lender as to its rights and responsibilities hereunder. Borrower also agrees to pay all such costs and expenses, including court costs, incurred in connection with any enforcement of the Loan Documents, or any amendment, modification, or supplement thereof, whether by negotiation, legal proceedings, or otherwise. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees. This provision shall survive termination of this Agreement.

9.06 Integration. This Agreement and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all   oral statements and prior writings with respect thereto.

9.07 Indemnity. Borrower hereby agrees to defend, indemnify, and hold Lender harmless from and against any and all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person.  This indemnity shall survive termination of this Agreement.

9.08 Governing Law. This Agreement and the Note shall be governed by, and construed in accordance with, the laws of Illinois and Venue may be had in the County of Cook, State of Illinois.

9.09 Severability of Provisions. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10 Headings. Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose

9.11 Jury Trial Waiver. THE LENDER AND THE BORROWER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS. NO OFFICER OF THE LENDER HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Integrated Environmental Technologies, Ltd.

By:  /s/  William E. Prince
William E. Prince, Chief Executive Officer

Witness:

By:  /s/  Marion C. Sofield
Corporate Secretary